EXHIBIT 99.1


                     IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


                                           )
NEXTEL COMMUNICATIONS, INC., a Delaware    )
corporation, and NEXTEL WIP CORP., a       )
Delaware corporation,                      )
                                           )  Case No.  _____________
      Plaintiffs,                          )
                                           )
v.                                         )
                                           )
NEXTEL PARTNERS, C., a Delaware            )
corporation,                               )
                                           )
      Defendant.                           )
                                           )



                       COMPLAINT FOR DECLARATORY JUDGMENT

     Plaintiffs Nextel Communications, Inc. ("Nextel Communications") and Nextel WIP Corp. ("NWIP", and together with Nextel Communications, "Nextel"), for their complaint against defendant Nextel Partners, Inc. ("Partners"), allege as follows:

                                   THE PARTIES

     1. Nextel Communications is a Delaware corporation and a wholly owned subsidiary of Sprint Nextel Corporation ("Sprint Nextel"). NWIP, also a Delaware corporation, is a wholly owned subsidiary of Nextel Communications.

     2. Partners is a Delaware corporation. Based on recent market prices, Partners' total market capitalization is about $6.8 billion. Publicly traded Class A common stock ("Class A stock") represents about 68% of Partners' common stock. Class B common stock, all of which is owned by NWIP, represents the balance. Nextel therefore owns about 32% of Partners.

     3. NWIP is the obligor under a "put" provision for the Class A stock contained in Partners' Certificate of Incorporation (the "charter"). The put, if exercised, would require NWIP

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to purchase the Class A stock at a price determined by an appraisal process.
Nextel Communications has agreed to perform, or cause NWIP to perform, NWIP's obligations concerning the put.

                              NATURE OF THE ACTION

     4. This is an action for a declaratory judgment under 10 DEL. C. ss.ss. 6501, ET SEQ.


     5. Nextel seeks the Court's immediate intervention to address fundamental disputes and misinterpretations that have arisen with respect to provisions of Partners' charter that govern the put process by which Nextel will acquire Partners' Class A stock under the charter:

          (a) Two of the disputes involve basic issues with respect to the valuation process established by the charter. Nextel seeks to have this Court declare that the charter requires a level playing field between the two appraisers appointed separately by each of the parties and further declare that the charter requires that the third appraiser whose valuation may ultimately determine the put price must arrive at that valuation without being informed of the values determined by the first two appraisers. These features form the core of the charter's valuation process, but are in jeopardy as a result of Partners' recent actions, positions, and statements.

          (b) The remaining disputes involve important aspects of the "fair market value" ("FMV") valuation measure by which the put price is to be determined under the charter. Nextel seeks to have this Court declare that novel and unsupportable interpretations of certain fundamental components of the charter's definition of FMV put forward publicly by Partners do not comport with common definitions and understandings and construe those components of the definition in accordance with common definitions and understandings so that all three appraisers will perform their appraisals based on those common definitions and understandings and not be influenced



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     in their appraisals by Partners' proffered interpretations.

The declarations that Nextel seeks are necessary to preserve the fairness, objectivity, and integrity of the put process governing Nextel's purchase of Partners' Class A stock.

     6. Section 5.7(b) of the charter requires that Partners' FMV (which in turn will be used to arrive at an appropriate per share put price) be determined by individuals or entities who will function as appraisers and who will operate on a level playing field -- commencing their appraisals at or about the same time, having access to the same valuation information, and working under the same or similar tight time constraints. Partners has so far prevented this from happening by, among other things, designating its appraiser prematurely, giving its appraiser early access to nonpublic valuation information and not making the same information available to Nextel, promising its appraiser a potentially enormous contingent fee based on the amount of the put price, and obtaining from its appraiser at least a preliminary indication of a valuation range before the designated start date for the valuation process. Because a level playing field for the first two appraisers is a basic feature of the appraisal process established by the charter, the balance required by the charter must be restored before the clock begins to run on the work of the first two appraisers.

     7. Section 5.7(c) of the charter requires that two appraisers appointed separately by the parties will operate in a process that also involves a third appraiser, appointed by the first two appraisers, who is to work on a "blind" basis -- I.E., without knowledge of the conclusions reached, or the related reasoning expressed by, either of the first two appraisers. Under the charter, this third appraiser's valuation may ultimately determine the put price. Partners apparently has concluded that, rather than attempting to keep the determinations of the first two appraisers from the third appraiser, Partners instead should take steps that will assure that the



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third appraiser does not operate on a blind basis. It has announced its plan to prevent a blind third appraisal by disclosing and publicizing the FMV determinations and related reports of the first two appraisers in a way that is calculated to become known to the third appraiser. This will effectively prevent the third appraiser from determining the put price without knowledge of the prices set, and the related reasoning expressed by, the first two appraisers and introduce those items as factors that could influence the third appraiser's analysis and conclusions. This plan directly contradicts the requirements of the charter applicable here.

     8. Section 5.7(a) of the charter requires the appraisers to determine the FMV based on certain terms and valuation factors that have common, well-understood meanings. Partners has nevertheless set forth publicly novel and unsupportable interpretations of certain of those terms and factors that conflict with their common and usual meanings. Unless Partners' misinterpretations are corrected by this Court, one or more of the three appraisers may apply Partners' incorrect interpretations of the FMV valuation measure in making their valuation determinations and do so in ways that will be difficult if not impossible to correct through the procedures set forth in the charter.

     9. Partners' actions, positions, and statements are fundamentally inconsistent with the requirements of the charter and with the appraisal process by which the parties agreed to determine the put price. Nextel therefore seeks to have this Court render a declaratory judgment that will restore the fairness, objectivity, and integrity of the put process.

                                  INTRODUCTION

A.    THE SPRINT-NEXTEL MERGER GIVES RISE TO A PUT RIGHT UNDER PARTNERS' CHARTER

     10. From Partners' inception as a closely held start-up company, its charter, attached as Exhibit A, has included a provision that permits Class A common stockholders (the "Class A stockholders") to exercise a put right in certain circumstances, and thereby to require Nextel to



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purchase their stock. One such circumstance is a "Nextel Sale," which includes a merger or other business combination by which Nextel is subsumed into another corporation. It has long been known in the investment and financial community, and to Partners and its stockholders, that a Nextel Sale could trigger the put, and thereby effect a sale of Partners to Nextel.

     11. The opportunity to exercise the put was provided by the closing of the merger of a subsidiary of Sprint Corporation ("Sprint") and the predecessor of Nextel Communications on August 12, 2005. Because Nextel's stockholders received slightly less than 50% of the combined company's stock, the merger amounted to a Nextel Sale for purposes of the charter even though the transaction was a so-called merger of equals. If the put is exercised, it would require Nextel to purchase all of the outstanding shares of Class A stock. Nextel must purchase the Class A stock (and all the holders must sell that stock) if the holders of a majority of the stock vote to exercise the put. A meeting of Partners' Class A stockholders is scheduled for October 24, 2005 to vote on whether to exercise the put or postpone the meeting.

     12. The Sprint-Nextel merger was driven in substantial part by Nextel's view that merging with Sprint was desirable in light of the existing and evolving competitive and technological environment in the wireless industry. The merger was formally announced on December 15, 2004. Rumors about the merger were first published in the WALL STREET JOURNAL on December 9, 2004. Securities analysts covering Partners immediately picked up on those rumors and stated that a Sprint-Nextel merger would be positive for Partners and its Class A stockholders because of the put. Since then, the put process has been emphasized by most of the securities analysts covering Partners, who have tended to assign significant additional value to Partners' Class A stock price due to their perceived understanding of the put process. The trading price of Partners' Class A stock has been affected by the possibility of a put exercise after




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the Sprint-Nextel merger or some other form of Nextel Sale transaction since well before December 9, 2004.

     13. More broadly, the trading price of Partners' Class A stock has been affected by the pervasive consolidation in the wireless telecommunications industry and rumors of Nextel's involvement in that consolidation. For example, during the period leading up to the announced sale of AT&T Wireless to Cingular Wireless in early 2004, there was speculation on Wall Street that more consolidation in the wireless industry was a given and that, since Nextel was the only remaining pure-play national wireless company, Nextel might be sold. Since well before the announcement of the Sprint-Nextel merger, speculation has been rampant concerning the potential valuation of Partners' Class A stock in the put process if Nextel were to engage in a significant merger or acquisition transaction. Takeover speculation in the wireless industry and the announcement of the Sprint-Nextel merger have had a significant effect on Partners' stock price.

     14. Partners' stock price responded very favorably to the probability of the Sprint-Nextel merger because the closing of the merger entitles Class A stockholders to vote to exercise the put. Partners has conducted a carefully orchestrated campaign to create an atmosphere in which the put process might produce a valuation of Partners far above any reasonable range that would otherwise obtain. This campaign is well under way and is now reaching its culmination.

     15. On June 23, 2005, Partners announced that a committee of Partners' board of directors had decided to recommend that Partners' Class A stockholders vote to exercise the put, notwithstanding that the Sprint-Nextel merger had not even closed at that time.

     16. On or about August 12, 2005, Partners advised its Class A stockholders of the closing of the Sprint-Nextel merger. This notice triggered the right of Class A stockholders



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holding 20% or more of the Class A stock to require Partners to convene a special meeting to vote on exercising the put. By August 24, 2005, Partners announced that it had received requests from the holders of more than 20% of its Class A stock to convene a special meeting.

     17. On or about September 22, 2005, Partners began mailing a proxy statement (the "proxy statement") advising Class A stockholders that a special meeting would be held on October 24, 2005 for a vote on whether to exercise the put or postpone the special meeting. It is widely expected that the put will be exercised.

     18. If the Class A stockholders vote to exercise the put, Nextel will be required to purchase the Class A stock based on a FMV for Partners that is to be determined under an appraisal process, in accordance with related assumptions, standards, and other factors, as set forth in Article V of the charter. Once the put is exercised, no further stockholder or board action is required.

     19. Nextel consistently has acknowledged its obligation to purchase the Class A stock under the charter's put provisions. Nextel consistently has insisted that the charter's put provisions be applied and interpreted in accordance with their plain and accepted meanings.

     20. Time is of the essence. Accordingly, Nextel respectfully requests the Court to resolve promptly fundamental disputes that have arisen with respect to the put as a result of Partners' conduct and public positions and statements. Absent prompt and definitive direction and corrective relief from this Court, the fairness, objectivity, and integrity of the charter's valuation methodology will be severely compromised and the proper operation of the put process will be irreparably harmed.




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B.   PARTNERS' CHARTER ESTABLISHES A VALUATION PROCESS, THE INTEGRITY OF WHICH
     IS FUNDAMENTAL TO THE PUT RIGHT

     21. The charter specifies steps for the put process and for determining FMV, which is the basis on which Nextel would be required to purchase the Class A stock. The appraised FMV is "final and binding" unless a post-appraisal challenge is filed by a Class A stockholder or NWIP. Challenges are to be heard by a tribunal, which is to uphold the FMV determination unless it is "grossly incorrect or fraudulently obtained." If challenged by a Class A stockholder, the appraised FMV would be subject to a maximum "ceiling" value. If challenged by NWIP, the appraised FMV would be subject to a minimum "floor" value. These procedures were designed to create disincentives to challenges to the FMV determination and to produce a valuation that is "final and binding." The structure of this valuation process places a premium on the integrity of the process and on adherence to the charter's valuation procedures.


     22. The procedures set forth in the charter are an integral part of the put process and form the basis for the agreement that FMV determined under the put process will be "final and binding," subject only to the challenge process set forth in the charter. The integrity of the charter's valuation methodology is fundamental to the parties' agreement that the put process would produce a "final and binding" FMV.

     23. It is imperative that the fairness, objectivity, and integrity of the charter's valuation process be preserved and protected in light of, among other things: the structure of the valuation process; Partners' actions to date and its publicly announced plans and positions on the valuation process and methodology; the size of the contemplated put transaction; the importance of the outcome of the valuation process to Nextel, Sprint Nextel, the stockholders of Sprint Nextel, and the Class A stockholders; the widespread interest of the investment community in the FMV determination; and the "final and binding" nature of the valuation process.



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     24. Under the charter, FMV will be evaluated by a First Appraiser appointed by Partners' board and a Second Appraiser appointed by NWIP. Section 5.7(b) of the charter states (emphasis added):

          Within 20 days AFTER NOTICE IS GIVEN of the exercise of a Put Right
          . . ., the Board of Directors . . . will select and identify to NWIP a nationally recognized investment banker or appraiser (the "First Appraiser") and NWIP, will select and identify to the stockholders a nationally recognized investment banker or appraiser (the "Second Appraiser"). The date when both appraisers have been identified, is the "Start Date." NWIP, the Corporation and the other stockholders will (and NWIP will cause Nextel to) cooperate with any appraisers appointed under this Section and SHARE WITH EACH SUCH APPRAISER ALL INFORMATION RELEVANT TO A VALUATION OF THE CORPORATION. Within 30 days of the Start Date, the First Appraiser and the Second Appraiser will each determine its preliminary view of the Fair Market Value of the Corporation IN ACCORDANCE WITH THE CRITERIA SET FORTH IN SECTION 5.7(A), and will consult with each other with respect to their respective preliminary values. On or prior to the 45th day after the Start Date, the First Appraiser and the Second Appraiser will each render to the stockholders its written report on the Fair Market Value of the Corporation.

The First and Second Appraisers are therefore required to operate within very tight 30-day and 45-day deadlines; these deadlines begin to run at a Start Date by which both the First and Second Appraisers have been appointed. Assuming that Partners' Class A stockholders vote to exercise the put, and based on the schedule that Partners is currently following, the Start Date will be no later than November 13, 2005.

     25. The charter provisions relating to the selection of the First and Second Appraisers shortly after the exercise of the put and the close proximity of those appraisers' consultation and completion deadlines to the Start Date highlight the critical and equitable importance of ensuring that each of Nextel and Partners, and the First and Second Appraisers selected by them, will operate on a level playing field in meeting the strict deadlines. These provisions were designed to ensure a rapid start and quick conclusion for the first set of parallel appraisals, not to confer on


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one of the parties or its selected appraiser a strategic or substantive advantage in securing a desired outcome. To preserve the intended fairness, objectivity, and integrity of the valuation process, and to ensure that it operated in a proper, good faith manner, neither the First nor the Second Appraiser should be given any significant time, information, or preparation "head start" or other advantage in conducting the respective parallel valuation processes. In addition, the charter's fully informed "willing buyer/willing seller" valuation standard requires that Partners provide Nextel with prompt and wide-ranging access to the types of due diligence information typically provided to potential acquirers in acquisition transactions of this magnitude. No "willing buyer" should be considered to be "fully informed" by the simple expedient of receiving a last-minute deluge of business information, including not only historical and hard factual data, but also significant materials in the nature of projections, plans, goals, and assumptions, from a target company. No diligent appraiser would approach its task in good faith if it were to accept at face value all information provided by the target company, with no meaningful opportunity for that information to be vetted, questioned, critiqued, or countered by a potential buyer that has been permitted a reasonable time to review, digest, analyze, and respond to that information. The charter expressly requires that Nextel, as well as Partners, share "all information relevant to a valuation of [Partners]" with the appraisers, and such relevant information must include input not only from a "fully informed willing seller" regarding its perception of its own strengths, advantages, performance, and prospects but also input from a "fully informed willing buyer" concerning its perception of that seller's weaknesses and vulnerabilities, and contrary views concerning the accuracy of or bases for the performance and projections as presented by the seller.



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     26. Partners retained Morgan Stanley & Co. Incorporated ("Morgan Stanley")
as the First Appraiser in January 2005, nine months in advance of the put exercise that would trigger the period for appointing the appraisers under the charter. NWIP has not yet designated the Second Appraiser, and the time for so doing has not yet begun to run.

     27. If the FMVs of the First and Second Appraisers are within a 10% range, the FMV will be determined by averaging them. If not, the First and Second Appraisers will name a Third Appraiser, whose FMV will either become the FMV or will be averaged with the determination of either the First or Second Appraiser to establish FMV under ss. 5.7(c) of the charter (emphasis added):

          If the higher Fair Market Value determined under Section 5.7(b) (the "High Value") is not more than 110% of the lower Fair Market Value determined under Section 5.7(b) (the "Low Value"), then the Fair Market Value will be the average of the High Value and the Low Value. If the High Value is more than 110% of the Low Value, then, not more than 60 days after the Start Date, the First Appraiser and the Second Appraiser will together designate another nationally recognized investment banker or appraiser (the "Third Appraiser"), WHO WILL NOT BE INFORMED OF THE VALUES DETERMINED BY THE FIRST AND SECOND APPRAISERS. The Third Appraiser will make a determination of the Fair Market Value of the Corporation IN ACCORDANCE WITH THE CRITERIA SET FORTH IN SECTION 5.7(A) and deliver its written report to the stockholders (the "Third Value") not more than 30 days after the Third Appraiser is designated. If the Third Value is within the middle one third of the range of values between the High Value and the Low Value (the "Mid-Range"), Fair Market Value will be the Third Value. If the Third Value does not fall within the mid-range, the Fair Market Value will be the average of (x) the Third Value and (y) either (i) the High Value or (ii) the Low Value, whichever is closest to the Third Value, provided that the Fair Market Value shall not be less than the Low Value nor greater than the High Value.

The prospect of review and ultimate unbiased determination of value by a Third Appraiser is a critically important part of the valuation process, intended both to influence appropriately the determinations of the First and Second Appraisers and, if necessary, to resolve the valuation



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issue if the First and Second  Appraisers  diverge by more than 10%. To preserve the integrity of the Third Appraiser process, and to ensure that the Third Appraiser's FMV is not affected in any way, whether directly or indirectly, by the determinations of the First and Second Appraisers, the charter specifically provides that the Third Appraiser "will not be informed of the values determined by the First and Second Appraisers." The requirement that the Third Appraiser determine FMV without knowledge of the determinations of the First and Second Appraisers is a fundamental feature of the charter's valuation process because it ensures that the Third Appraiser's valuation will reflect an unbiased view.

     28. In determining FMV, the appraisers are to apply a definition of that term set forth in ss. 5.7(a) of the charter, which defines "FMV" in part as:

          . . . the price that would be paid for all of the Corporation Capital Stock . . . by a willing buyer to a willing seller, in an arm's-length transaction, as if the Corporation were a publicly traded and non-controlled corporation and the buyer was acquiring all of such Corporation Capital Stock of the Corporation, and assuming that the Corporation was being sold in a manner designed to attract all possible participants to the sales process . . . and to maximize stockholder value . . . , with both buyer and seller in possession of all material facts concerning the Corporation and its business. In all cases, Fair Market Value for the Corporation will include a control premium and there will be no minority or illiquidity discount. Fair Market Value of the Corporation shall be determined on the assumption that in a competitive acquisition market with Nextel and prospective buyers other than Nextel, the Corporation would be at least as valuable to other prospective buyers as to Nextel. Fair Market Value shall be determined on the assumption that the Corporation is at least as valuable as if it were a part (although separable) of Nextel, with the valuation of the Corporation for purposes of this sentence being derived from a valuation of Nextel consistent with the first sentence of this paragraph but without taking into account a control premium for Nextel (it being understood that a control premium, however, will be applied to the Corporation). . . . If the Corporation's stock is publicly traded, Fair Market Value will take into consideration (i) the trading activity and history of the Corporation's stock and (ii)



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          the Corporation's most recent "unaffected" public market stock price
          . . . .

     29. The charter contemplates that the three-appraiser valuation process, if allowed to function as intended, will provide a certain level of constraint on novel or unsupportable interpretations of the FMV definition or valuation factors. Certain aspects of the FMV definition and valuation factors, however, are based on well-established common concepts and understandings. In such cases, the appraisers are required to apply those concepts and understandings and are not free to write their own definitions or create their own interpretations. Because it may be difficult or impossible to determine after the fact whether an appraiser's FMV has been influenced by an unsupportable interpretation of the FMV definition or valuation factors, judicial clarification before the start of the appraisal process is essential to resolve issues as to which disputes have arisen because of unsupportable interpretations that Partners has affirmatively and publicly advocated. As we will discuss, that situation applies here with respect to three important components of FMV as a result of Partners' public assertions about the meaning of the term FMV.

C. PARTNERS' ACTIONS, POSITIONS, AND STATEMENTS THREATEN THE FAIRNESS, OBJECTIVITY, AND INTEGRITY OF THE PUT PROCESS

     30. There are fundamental disputes regarding the put that require judicial resolution before the appraisal process commences. Partners' proxy statement, among other things: describes actions that Partners has taken and plans to take with respect to the put; reports that Partners retained Morgan Stanley as the First Appraiser in January 2005 and has worked with Morgan Stanley on various issues relating to the put since that time; discloses the existence of what Partners calls "a preliminary equity valuation summary range" provided by Morgan Stanley based on, among other things, nonpublic information from Partners that has not been provided to



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Nextel; describes a contingent fee arrangement between Partners and Morgan
Stanley, in which Morgan Stanley's compensation in connection with the put increases with the amount of the put price and under which Morgan Stanley will be paid as much as $50 million; and sets forth Partners' views on important aspects of the put. In so doing, the proxy statement demonstrates several fundamental disputes between Nextel and Partners relating to the procedures contemplated by the charter and the FMV definition, each of which requires prompt judicial resolution to preserve the fairness, objectivity, and integrity of the put process.

     31. The fundamental disputes surrounding the put process include, but are not limited to, the following:

          (a) Partners said in its proxy statement that it intends to disclose publicly the FMV determinations and related reports of the First and Second Appraisers as promptly as practicable, thereby making it impossible to select a Third Appraiser who will not be informed, directly or indirectly, of those FMVs and the related reasoning and impossible to preserve an environment in which the Third Appraiser determines FMV on a "blind" basis, without knowledge of the FMVs of the First and Second Appraisers, as required by the charter;

          (b) Partners has upset the level playing field for the First and Second Appraisers required by the charter and aggravated Nextel's concerns over Partners' planned public disclosure of the FMVs of the First and Second Appraisers by, among other things, retaining the First Appraiser at least nine months before the date contemplated by the charter, providing the First Appraiser with nonpublic "information relevant to a valuation of the Corporation" that is not available to Nextel, not providing the same valuation information to Nextel, receiving from the First Appraiser what




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     Partners has described as a "preliminary equity valuation summary range,"
     and agreeing to pay the First Appraiser a contingent fee of up to $50 million depending on the FMV determination that emerges from the put process;

          (c) Partners has asserted that the phrase "most recent 'unaffected' public market stock price" in the charter means something other than an actual historical stock price that pre-dates the speculation that preceded and the announcement of the Sprint-Nextel merger, and that the "most recent unaffected public market stock price" valuation parameter may ultimately be ignored in determining FMV;

          (d) Partners has asserted that appraisers who are directed to apply a "willing buyer/willing seller" FMV standard may properly ignore future operating risks to Partners arising from the changing competitive environment in the wireless telecommunications industry, including the advent of new, competing technologies, the evolving competitive landscape in Partners' territories, and the evolution of roaming, based on Partners' assertion that this is what its charter really means when it provides, as part of a broader provision, that there will be no discount or premium due to the fact that "only Nextel has an identical technology platform"; and

          (e) Partners has asserted that it is appropriate in applying the charter's definition of FMV to add a "control premium" to a discounted cash flow ("DCF") valuation.

     32. Nextel seeks declaratory relief on these aspects of the put process and the definition of FMV. Nextel seeks this relief to preserve the fairness, objectivity, and integrity of the valuation process established by the charter.



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     33. There is an actual controversy between Nextel and Partners regarding the interpretation and application of the put provisions of the charter.

               THE PARTIES DISPUTE KEY ELEMENTS OF THE PUT PROCESS
                      AND THE METHOD FOR DETERMINING "FMV"

     34. Partners' proxy statement advises Class A stockholders about issues that are material to the exercise of the put and does so in a way that demonstrates a number of fundamental disputes between Nextel and Partners. By this action, Nextel seeks to have this Court resolve those disputes in order to ensure that the valuation procedures and definitions of the charter are properly applied in determining FMV.

A. PARTNERS' ATTEMPT TO UNDERMINE THE FAIRNESS, OBJECTIVITY, AND INTEGRITY OF THE CRITICAL THIRD APPRAISER PROCESS

     35. Subject to the challenge process, the charter provides for a "final and binding" FMV determination by a valuation process that may ultimately depend on the FMV determination of a Third Appraiser. The charter requires that the Third Appraiser determine FMV in accordance with the criteria set forth in ss. 5.7(a) and deliver a written report on value without having been informed of the values determined by the First and Second Appraisers. Under ss. 5.7(c), the charter expressly provides that the Third Appraiser "will not be informed of the values determined by the First and Second Appraisers."

     36. The provision of the FMV appraisal process that requires the Third Appraiser to determine FMV without being informed of the FMVs determined by the First and Second Appraisers is of central importance to the process. The valuation process was explicitly designed so that the Third Appraiser would operate on a blind basis and would make a determination of value that was not influenced by knowledge of the FMV determinations or reports of the First and Second Appraisers. Among other things, this ensured that the Third Appraiser would not simply reach a compromise determination based on its knowledge of the determinations of the



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First and Second Appraisers or otherwise be influenced by the fact that a particular appraiser determined a particular FMV, or by the methodology used or reasoning stated by a particular appraiser in determining a particular FMV. Strict enforcement of this charter provision is the only way to ensure that the Third Appraiser's valuation is not influenced, directly or indirectly, by the conclusions of the First and Second Appraisers.

     37. The charter provides in ss. 5.7(b) that the First and Second Appraisers will render written reports on Partners' FMV "to the stockholders." This language, which by its terms does not require that the reports be published or physically delivered into the hands of stockholders, was drafted when Partners was not a publicly traded company and when it would have been possible to impose restrictions on disclosure by the stockholders that would have been consistent with the paramount objective of the charter that the Third Appraiser operate without knowledge of the FMV determinations and reports of the First and Second Appraisers. Now that Partners is a public company, disclosure of the reports of the First and Second Appraisers to the stockholders necessarily requires disclosure to the world and cannot be reconciled with the paramount objective of the charter's appraisal process. As a result, the requirement that the appraisers render written reports to the stockholders, to the extent that it contemplates physical delivery to the stockholders, must yield to the requirement that the Third Appraiser not be informed of the FMVs of the First and Second Appraisers.

     38. In light of the structure of the put process, there is no valid purpose to be served in the put process by having the First and Second Appraisers physically deliver written reports informing Partners' stockholders of the FMVs they have determined in advance of the conclusion of the Third Appraiser's valuation process. The Class A stockholders will have irrevocably committed themselves to the put process at the time the reports of the First and Second

Appraisers are available, and knowledge of the reports of the First and Second Appraisers will not influence any decision by the Class A stockholders relating to the put process. Indeed, the only conceivable purposes for disclosing the reports of the First and Second Appraisers to the Class A stockholders are to attempt to influence the trading price of Partners' stock based on speculation about the ultimate outcome of the valuation process and to influence the FMV determination of the Third Appraiser. While serving no valid purpose in the put process, making public disclosure of the FMV determinations and reports of the First and Second Appraisers would preclude attainment of the paramount goal of the Third Appraiser process, which is to have the Third Appraiser determine FMV without knowledge of the First and Second Appraisers' determinations.

     39. Despite the charter's requirement that the Third Appraiser operate on a blind basis and the importance of that requirement to the fairness, objectivity, and integrity of the valuation process, Partners committed in the proxy statement to issuing a press release publicizing the FMVs of the First and Second Appraisers and to filing the reports of the First and Second Appraisers with the SEC and posting them on its website. Nothing in the charter authorizes Partners to publicize the FMVs and reports of the First and Second Appraisers in this way. Such publication cannot be reconciled with the requirements of ss. 5.7(c). The publicity program contemplated by Partners will inevitably lead to a situation in which the Third Appraiser can hardly fail to be informed of the FMV determinations and related reasoning of the First and Second Appraisers, thereby destroying a critically important aspect of the valuation process.

     40. Nextel agreed to be bound by the results of the valuation process set forth in the charter and not by the results of an alternative process that produces very different valuation dynamics and potentially very different results. A valuation process in which the Third

Appraiser is informed of the FMV's of the First and Second Appraisers will have very different valuation dynamics than the process required by the charter and potentially may produce very different results.

     41. This Court should therefore declare that Partners' planned publicity program for the FMVs and reports of the First and Second Appraisers is inconsistent with the provision of the charter requiring that the Third Appraiser not be informed of the values determined by the First and Second Appraisers and that, if this announced intention is implemented, it will destroy the fairness, objectivity, and integrity of the "final and binding" appraisal process established by the charter and thereby preclude the use of the Third Appraiser process.

     42. The Court should further declare that the reports of the First and Second Appraisers should be delivered to Nextel and Partners' board and not to Partners' stockholders, and the recipients of the reports should be ordered to hold those reports in strict confidence and not to disclose the FMV determinations or reports of the First and Second Appraisers, or the substance thereof, unless the FMVs they determine are within 10%, in which event no Third Appraiser would be appointed under the charter.

B.   PARTNERS' ATTEMPT TO TILT THE PLAYING FIELD FOR THE FIRST AND SECOND
     APPRAISERS

     43. Under ss. 5.7(b) of the charter, Partners is required to "select and identify to NWIP" the First Appraiser "[w]ithin 20 days after notice is given of the exercise of a Put Right. . . ." NWIP must "select and identify to the
[Partners] stockholders" the Second Appraiser on the same timetable. The date on which the First and Second Appraisers are identified is the Start Date for the valuation process, and the First and Second Appraisers are required to determine their preliminary views of FMV within 30 days of the Start Date. Within 45 days of the Start Date, the First and Second Appraisers are to deliver their respective written reports on FMV. The charter requires that the First and Second Appraisers will operate on a level playing field, with both being selected in a relatively narrow time frame after the put is exercised and both beginning their appraisal work at the same time, working with the same information, applying the same FMV definition and valuation factors, and concluding their work within the same 30- and 45-day periods. To facilitate this process, which includes very tight scheduling deadlines, each of Partners and Nextel is required to "cooperate with any appraisers appointed under this Section and share with each such appraiser all information relevant to a valuation of the Corporation." The charter further requires that both appraisers make their determinations "in accordance with the criteria set forth in Section 5.7(a)," which criteria include the concept of a willing buyer and willing seller "with both buyer and seller in possession of all material facts concerning the Corporation and its business" -- a requirement that necessarily entails disclosure by Partners to Nextel of all material valuation information so that Nextel can inform itself and the appraisers of its views (including its reactions and/or responses to any of the information so provided by Partners) and of any additional information that in Nextel's view would be relevant and material to a valuation of Partners.

     44. Partners selected Morgan Stanley as the First Appraiser no later than January 27, 2005, and publicly identified Morgan Stanley as such on or about June 23, 2005, nine and four months, respectively, before Partners' Class A stockholders will vote on whether to exercise the put. In the months since Partners selected Morgan Stanley as the First Appraiser, Partners has, among other things, provided Morgan Stanley with nonpublic valuation information not available to Nextel and worked extensively with Morgan Stanley on issues relating to the put. According to the proxy statement, Partners retained Morgan Stanley in January 2005 to advise Partners on the put, to act as financial advisor to Partners' special committee, including in connection with consideration of whether or not to recommend a vote to exercise the put, and to provide an appraisal if the put is exercised. Morgan Stanley has made no fewer than three presentations to the special committee and has developed what Partners refers to as a "preliminary equity valuation summary range" based on, among other things, nonpublic information provided by Partners that is not available to Nextel. In recommending that Class A stockholders vote to exercise the right, the special committee has relied on Morgan Stanley's presentations.

     45. According to the proxy statement, Partners has agreed to pay Morgan Stanley a fee -- the so-called "Appraisal Process Fee" -- of $2.5 million on the date on which the Class A stockholders vote to exercise the put and a fee -- the so-called "Transaction Fee" -- of up to $50 million (against which the Appraisal Process Fee will be credited) on the consummation of the put. The Transaction Fee will be determined based on the price per share that is to be paid by NWIP under the put process, and the increase in the size of the fee above the minimum fee level of $7.5 million correlates with the increase in the price per share that is to be paid through exercise of the put. The Transaction Fee (as Partners has generally described it and its operation) effectively constitutes a contingent fee, providing Morgan Stanley with a higher fee for a higher appraisal value and therefore a strong financial incentive to deliver an appraisal that results in a higher put price. As the proxy statement acknowledges, the Transaction Fee gives Morgan Stanley a "significant interest
.. . . in the price per share that is received by Class A common stockholders in connection with the exercise of the Put Right."

     46. Partners has shared with Morgan Stanley information relevant to a valuation of Partners that is not currently available to Nextel and that has not been shared with Nextel or whatever nationally recognized investment banker or appraiser will become the Second Appraiser on the schedule set forth in ss. 5.7(b) of the charter. Until the Second Appraiser and

Nextel are provided with all information that Partners has shared with Morgan Stanley and are permitted a reasonable opportunity to collect, digest, analyze, and react to all information relevant to a valuation of Partners that would be provided in a normal acquisition due diligence context, a fully informed, objective, and evenhanded parallel appraisal processes conducted by each of the First and Second Appraisers cannot take place on a level playing field in the abbreviated time periods specified in the charter.

     47. As a result of Morgan Stanley's work with Partners since at least January 2005, Morgan Stanley's receipt of nonpublic information about Partners that is not available to Nextel and its access to Partners' management and directors, Morgan Stanley's development, by January 2005, of what Partners refers to as a "preliminary equity valuation summary range" based on, among other things, nonpublic information provided by Partners that is not available to Nextel, and Partners' failure to provide valuation information to Nextel, the First Appraiser already has gained a material strategic and substantive advantage over the Second Appraiser in being positioned to commence and complete its appraisal work within the 30-day and 45-day deadlines set forth in the charter. The charter neither requires nor contemplates that such an unintended and unfair advantage will be conferred on Partners and its First Appraiser to the material detriment of Nextel and its Second Appraiser. Partners' actions to date have therefore upset the level playing field required by the charter.

     48. This Court should therefore declare that (a) the information that Partners is required to provide to the Second Appraiser and Nextel for the valuation process includes, but is not limited to, all information that it has provided to and received from Morgan Stanley that refers or relates to the put process and valuation; (b) Partners is required to provide the Second Appraiser and Nextel with all information in Partners' possession, custody, or control relevant to a valuation of Partners and to cooperate with Nextel and the Second Appraiser in a thorough due diligence process designed to elicit all such information; and
(c) the 30-day and 45-day deadlines set forth in ss. 5.7(b) of the charter will not begin to run until (i) Partners has complied with (a) and (b) above, (ii) Nextel has had sufficient time to review and assess the information that it has been provided and has developed in its due diligence activities and has formulated a summary, analysis, critique, or other appropriate response for submission to the appraisers, and (iii) the Second Appraiser has had adequate time to develop a satisfactory level of comprehension of and familiarity with all of such information that reasonably should offset a significant portion of the disadvantage that has been created by Partners' retention of and interaction with Morgan Stanley in its role as the First Appraiser.

C. PARTNERS ADVOCATES A LEGALLY UNSUPPORTABLE INTERPRETATION OF THE "MOST RECENT UNAFFECTED PUBLIC MARKET STOCK PRICE" VALUATION PARAMETER

     49. Under ss. 5.7(a) of the charter, "[i]f the Corporation's stock is publicly traded, Fair Market Value WILL TAKE INTO CONSIDERATION (i) the trading activity and history of the Corporation's stock and (ii) the Corporation's most recent 'unaffected' public market stock price." (emphasis added).

     50. As discussed above, Partners' stock is publicly traded, and its stock price has increased significantly since the commencement of the recent consolidation trends in the wireless telecommunications industry and since the initial publication of rumors of the Sprint-Nextel merger. The trading price of Partners' Class A stock has been affected by speculation surrounding the possibility of a put exercise after consummation of the Sprint-Nextel merger since well before December 9, 2004, when the WALL STREET JOURNAL published a rumor on the Sprint-Nextel merger.

     51. The proxy statement states that the appraisers "may look to different time periods for their consideration of 'unaffected public market stock price'" and sets forth Partners' view that "unaffected public market stock price is not a static concept limited by the stock price prior to the announcement of the Sprint-Nextel transaction, but rather, is a concept that should evolve over time, taking into account business fundamentals, both for Nextel Partners and for the wireless sector as a whole." The proxy statement further asserts that "while an unaffected stock price must be taken into consideration, it may not necessarily be used as the basis for valuation."

     52. These statements make clear that Partners believes it is appropriate for the appraisers either to "consider" unaffected public market stock prices but not use them in the valuation or to develop and apply some hypothetical "unaffected" market price that does not reflect an actual historical market price before the trading price became "affected" but rather purports to take a stock price that is not an "unaffected" stock price and to determine the extent to which various factors -- perhaps evolving over time, and maybe (but not necessarily) including factors other than anticipation of a put transaction -- may have "affected" that price, thereby deriving some form of synthetic "unaffected price" that may bear no relation to a true trading price in an actual market on a real day. Neither approach is proper. The charter does not say that the appraisers may take into consideration the unaffected public market stock prices in arriving at their FMVs. Rather, the charter requires that the FMV "will take into consideration . . . [Partners'] most recent 'unaffected' public market stock price." The appraisers, in other words, are not free to consider but ultimately reject the relevance of unaffected public stock market prices to FMV.

     53. Nor does the charter say that the appraisers are free to calculate "unaffected" price in some hypothetical, theoretical way. "Most recent unaffected public market stock price," as used in ss. 5.7(a), has a plain meaning -- an actual historical public market price at a time before Partners' stock price started to be affected by speculation about acquisition and consolidation activity in the wireless telecommunications industry generally and at a time before the possibility of the exercise of the put became manifest as a result of rumors about the Sprint-Nextel merger. Accordingly, market prices at any time after (and for some period before) the announcement of the Sprint-Nextel merger are not "unaffected" market prices within the meaning of ss. 5.7(a).

     54. The Court should therefore declare that (a) the appraisers must provide FMV determinations that reflect Partners' "most recent unaffected public market stock price" and are not free to simply consider and reject this factor as a valuation parameter; and (b) the phrase "most recent unaffected public market stock price," as used in the charter, means an actual historical market price for Partners' stock at a time that pre-dates the December 9, 2004 publication of rumors of the Sprint-Nextel merger and is not affected by speculation regarding consolidations and mergers in the wireless telecommunications industry or the exercise of the put triggered by the Sprint-Nextel merger.

D. PARTNERS ADVOCATES A LEGALLY UNSUPPORTABLE INTERPRETATION OF THE DIRECTIVE THAT FMV NOT BE DISCOUNTED DUE TO THE FACT THAT ONLY NEXTEL HAS AN IDENTICAL TECHNOLOGY PLATFORM

     55. The wireless industry is heavily dependent on emerging technology, and competition within the industry is often driven by the development and use of new technologies that support new and innovative services. Anticipated changes in technology in the wireless industry that affect services offered by Partners' competitors, and an assessment of Partners' ability to meet those competitive threats and the cost of doing so, are a necessary and critical component of any valuation analysis. For example, Partners does not have broadband technology or spectrum, and the capital spending required for Partners to move to broadband technology would be very significant. One of the motivations for the Sprint-Nextel merger was the desire of each of Sprint and Nextel to implement the deployment of such broadband technology both to provide new and unique services demanded by customers and to remain competitive with the anticipated product and service offerings of competitors, while minimizing the related capital expenditure requirements. Any "willing buyer" of Partners and any appraisers assessing Partners' future prospects would have to take into account that Partners has no path to any commercially viable future technology platform and that, under the contracts that govern its relationship with Nextel, has no right to launch such a next generation technology platform without Nextel's consent. Even if Partners sought to pursue a path to next generation technology with Nextel's consent, it would need to obtain a sufficient amount of contiguous spectrum in each of its markets required to make deployment of such next generation technologies technically feasible, and also would need to incur the costs of development and implementation, which would be expected to include the costs of acquiring and installing new system infrastructure equipment, perhaps including significant changes to the location of many of its cell sites, subsidizing a portion of the new handset equipment switch-out costs incurred by its customers, and training its existing employees or hiring new employees with the skills needed to operate, maintain, sell, and service the new network and handsets.

     56. Section 5.7(a) of the charter states that FMV will be determined under a "willing buyer/willing seller" standard, with the assumption that "both buyer and seller [are] in possession of all material facts concerning the Corporation and its business." Nextel believes, and has publicly stated, that such a valuation analysis must take into account future operating risks to Partners arising from the changing competitive environment, including the advent of new, competing technologies, the evolving competitive landscape in Partners' territories, and the evolution of roaming. The proxy statement disputes this position: "Sprint Nextel states that the valuation process should take into account the changing competitive environment, including the emergence of new technologies and evolution of roaming, which may impact growth prospects and margins. In this regard, Nextel Partners believes that our Certificate states that there will be no discount or premium in any valuation due to the fact that only Nextel Communications has an identical technology platform."

     57. Partners' interpretation of the charter is erroneous. The charter provides that "there will be no discount or premium in any valuation of the Corporation relative to its business as conducted or reasonably expected to be conducted due to the facts that . . . there may be few potential buyers for the Corporation due to any real or perceived control of the Corporation exercised by Nextel or due to the fact that only Nextel has an identical technology platform." This provision, however, is not responsive to the issue raised by Nextel, and the suggestion by Partners that it means that changes in the competitive environment that pose risks to Partners' growth prospects and margins can be ignored in determining FMV is flatly inconsistent with the charter and with reasonable valuation practice and methodologies. The point is not whether Partners' technology is the same as Nextel's technology, but the effect of future technologies and competition on Partners' business and value as an enterprise. Nextel concluded that the merger with Sprint was attractive for, among other reasons, Nextel's perception of the impact of future technologies and competitive trends on Nextel's own business, and that Nextel (together with Sprint) would be far better prepared to respond effectively and economically to these coming challenges than it would have been had it elected to "go it alone." Moreover, these future technologies and competitive trends are not developments having significance only for wireless providers that employ the current technology platform shared by Nextel and Partners, but are matters of economic concern and strategic importance for any wireless carrier operating on a

"second generation" technology platform or facing increasing competitive pressure and industry consolidation -- a group that includes many more companies than just Nextel and Partners.

Construing the "no discount" language as authorizing the appraisers to ignore the effect of future technologies and competition on Partners' valuation would read out of the charter the concept of a "willing buyer/willing seller" FMV. Nothing in the charter authorizes such a counter-factual approach.

     58. The Court should therefore declare that the "willing buyer/willing seller" concept in the charter requires consideration of changes in the existing and evolving technological landscape and the competitive environment that pose risks to Partners' growth prospects and margins, and that the statement that there shall be no discount due to "the fact that only Nextel has an identical technology platform" cannot justify ignoring the impact of such changes in arriving at a FMV.

E. PARTNERS ADVOCATES A LEGALLY UNSUPPORTABLE INTERPRETATION OF THE "CONTROL PREMIUM" VALUATION PARAMETER

     59. Section 5.7(a) of the charter states that Partners' FMV for the put will "include a control premium and there will be no minority or illiquidity discount."

     60. One common valuation methodology that is routinely used by professionals appraisers in valuing businesses and that could be used by the appraisers in determining FMV is the DCF methodology. The proxy statement asserts that, in applying the definition of FMV set forth in the charter, is appropriate to add a control premium to a DCF value.

     61. Delaware courts have acknowledged that it is improper to add a control premium to a valuation determined by the DCF methodology. As one court has succinctly explained, "the addition of a control premium to a DCF analysis is not consistent with proper and usual valuation practice. In a DCF analysis, the company's projected cash flow is already part of the analysis --
one predicts the company's fixture cash flow, and these projections should take into account any expectations of improved earnings. A DCF analysis looks to the value of the entire business and not the value of a minority interest. . . . A control premium is normally not applicable to a discounted cash flow valuation, because a DCF calculation values the cash flows of the entire company. . . .
[T]he DCF method sets an upper limit on value. If the future cash flows of a company are worth $10 million, why would anyone pay more?" LIPPE V. BAIRNCO CORP., 288 B.R. 678, 698 (S.D.N.Y. 2003). Delaware courts have consistently reached the same result. SEE MONTGOMERY CELLULAR HOLDING CO., INC. V. DOBLER, 880 A.2d 206, 217, 224 n.49 (Del. 2005); IN RE TOYS "R" US, INC. SHAREHOLDER LITIG., 877 A.2d 975, 1013 (Del. Ch. 2005) ("Adding a control premium on top of a DCF is not . . . intuitively or theoretically logical."). Contrary to Partners' proxy statement, a DCF analysis already presumes the benefit of control over operations and cash flow, and no additional control premium is to be added to any valuation using such a methodology.

     62. The Court should therefore declare that the appraisers appointed under ss.ss. 5.7(b) and (c) of the charter may not add a control premium to any values determined with a DCF valuation methodology.

                                CLAIM FOR RELIEF
                             (DECLARATORY JUDGMENT)

     63. Nextel re-alleges and incorporates by reference each allegation set forth above.

     64. An actual controversy exists between Nextel and Partners regarding the interpretation and application of the terms and provisions of the charter relating to the put process and the determination of FMV.

     65. Accordingly, Nextel requests a declaration of the parties' rights and obligations under the charter with respect to the exercise of the put right.

     WHEREFORE, Nextel requests the following relief:

     1. That the Court enter a declaratory judgment, declaring as follows:

          (a) Partners' announced intention to disclose publicly the FMVs assigned to Partners by the First and Second Appraisers and the related reports as promptly as practicable is prohibited by the provision of the charter requiring that the Third Appraiser not be informed of the FMVs of the First and Second Appraisers and, if implemented, it will destroy the integrity of the "final and binding" appraisal process established by the charter and thereby preclude the use of the Third Appraiser process contemplated by the charter to determine Partners' FMV;

          (b) the reports of the First and Second Appraisers should be delivered to Nextel and to Partners' board and not to Partners' stockholders, and the recipients of the reports should be ordered to hold those reports in strict confidence and not to disclose the FMV determinations or reports of the First and Second Appraisers, or the substance thereof unless the FMVs they determine are within 10%, in which event no Third Appraiser would be appointed under the charter;

          (c) the information that Partners is required to provide the Second Appraiser and Nextel for the valuation process includes, but is not limited to, all information that it has provided to and received from Morgan Stanley that refers or relates to the put process and valuation;

          (d) Partners is required to provide the Second Appraiser and Nextel with all information in Partners' possession, custody, or control relevant to a valuation of Partners, including but not limited to all information that it has provided to and received from Morgan Stanley to date that refers or relates to the put process and valuation, and to cooperate with Nextel and the Second Appraiser in a thorough due diligence process designed to elicit all such information;

          (e) the 30-day and 45-day deadlines set forth in ss. 5.7(b) of the charter will not begin to run until (i) Partners has complied with (c) and
     (d) above, (ii) Nextel has had sufficient time to review and assess the information that it has been provided and has developed in its due diligence activities and has formulated a summary, analysis, critique, or other appropriate response for submission to the appraisers, and (iii) the Second Appraiser has had adequate time to develop a satisfactory level of comprehension of and familiarity with all of such information that reasonably should offset a significant portion of the disadvantage that has been created by Partners' long-standing retention of and interaction with Morgan Stanley in its role as the First Appraiser;

          (f) the phrase "most recent unaffected public market stock price" is a valuation parameter that must be reflected in the appraisers' determinations of FMV, and, as used in ss. 5.7(a) of the charter, means an actual market price for Partners' stock at a time that pre-dates the December 9, 2004 publication of rumors of the Sprint-Nextel merger and is not affected by speculation regarding consolidations and mergers in the wireless telecommunications industry or the exercise of the put right triggered by the Sprint-Nextel merger;

          (g) the "willing buyer/willing seller" concept in the charter requires consideration of changes in the existing and evolving technological landscape and the competitive environment that pose risks to Partners' growth prospects and margins, and the statement that there shall be no discount due to "the fact that only Nextel has an identical technology platform" cannot justify ignoring the impact of such changes in arriving at a FMV; and

          (h) the appraisers appointed under ss. 5.7(b) and (c) of the Charter may not add a control premium to any values determined by a DCF valuation methodology.

2. That the Court enter an order granting Nextel such further relief as the Court deems just and proper under the Court's equitable and legal powers.



                                         POTTER ANDERSON & CORROON LLP

OF COUNSEL:
                                         By:  /S/ STEPHEN C. NORMAN
Richard I. Werder, Jr.                       Michael D. Goldman (#268)
Michael J. Templeton                         Stephen C. Norman (#2686)
JONES DAY                                    Brian C. Ralston (#3770)
222 East 41st Street                         Timothy R. Dudderar (#3890)
New York, New York 10017                     Hercules Plaza, 6th Floor
(212) 326-3939                               1313 N. Market Street
                                             P.O. Box 951
Robert C. Weber                              Wilmington, DE 19899
JONES DAY
North Point                              Attorneys for Plaintiffs
901 Lakeside Avenue
Cleveland, Ohio 44114
(216) 586-3939

Dated:  October 7, 2005
702502